                                                                   EXHIBIT 2.31

                                 ADDENDUM NO. 2
                                       TO
                     CONTRACT FOR CONSTRUCTION AND SALE OF
                                 HULL NO. S-656

With reference to the Contract for Construction and Sale of Hull No. S-656 (the "Contract") dated 9th April, 1998 between the undersigned it is agreed as follows:

1. The definition of "Specification" on page 1 of the Contract is hereby amended by inserting ", revised 26th April 1998" at the end of the definition.

2. Article I.2.1 of the Contract is hereby amended by (i) increasing the Vessel's number of passenger cabins from 1,048 cabins to 1,070 cabins,
         (ii) decreasing the Vessel's number of crew cabins from 477 cabins to 472 cabins, and (iii) increasing the Vessel's deadweight from 8,500 metric tons to 8,900 metric tons

3. Article I.2.2 of the Contract is hereby amended in its entirety to read as follows:

         2.2.     MACHINERY

                  The machinery to consist of two (2) gas turbine generator sets and one (1) steam turbine generator set (COGES type), having a total maximum continuous rating of 57,800 kW electric power under the reference conditions set forth in the GE S&S-specification for this plant, to supply power to two (2) electric propulsion motors and the remaining electric systems of the Vessel as stipulated in the Specification.

4. Article I.4 of the Contract the deadweight has to be changed from "eight thousand five hundred (8,500) metric tons" to "eight thousand nine hundred (8,900) metric tons"

5. Article I.5 of the Contract is hereby amended in its entirety to read as follows:

         5.       FUEL CONSUMPTION

                  The fuel consumption of each of the Vessel's two (2) gas turbine generator sets shall be determined on the test bed under conditions stipulated in the GE S&S-specification for this plant, and shall not exceed 242.2 grams per kW per hour when developing 100% of Maximum Continuous Rating.

6.       Article II of the Contract is hereby amended as follows:

         The Contract Price under Article II.1 shall be increased by US$6,200,000 (United States Dollars six million two hundred thousand)

         The Terms of Payment for this amount shall be the same as for the Contract Price as stipulated in Article II.2 of the Contract.

         [PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED].

7. Article III.3 of the Contract is hereby amended in its entirety to read as follows:

         3.       EXCESSIVE FUEL CONSUMPTION

                  The BUILDER guarantees that the fuel consumption of each of the two (2) gas turbine generator sets at the test bed runs as stipulated in Article I.5 shall not exceed 242.2 grams per kW per hour. The Contract Price shall not be affected or changed if the actual fuel consumption of both generators is not greater than [*] above 242.2 grams per kW per hour.

                  If the actual fuel consumption of either generator is over [*] greater than 242.2 grams per kW per hour, then, as sole compensation, the Contract Price shall be reduced by the sum of [*] for each full [*] increase in fuel consumption above said [*] (fractions of a percent to be prorated) for each generator.

                  If such actual fuel consumption of either generator is more than [*] greater than 242.2 grams per kW per hour, then the Buyer may, at its option, as an alternative to receiving the above mentioned liquidated damages by way of Contract Price reduction, rescind this Contract.

The remaining provisions of the Contract shall be unaffected hereby.

The provisions of Articles XIII and XIX of the Contract shall be deemed incorporated herein.

All conditions other than those modified by this Addendum No. 2 shall remain unchanged and in full force and effect.

In witness whereof, the parties have caused this Addendum No. 2 to be duly executed the 26th day of April, 1998.


For and on behalf of                                   For and on behalf of
the Buyer                                              the Builder

ROYAL CARIBBEAN CRUISES LTD.                           JOS. L. MEYER GMBH & CO.

By: /s/ Jack Williams                                  By: /s/ Bernard Meyer
    -----------------                                      --------------------
     Jack Williams                                         Bernard Meyer
     President                                             Managing Partner

------------
*MARKED TEXT OMITTED PURSURANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSURANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                 ADDENDUM NO. 1
                  TO THE CONTRACT FOR CONSTRUCTION AND SALE OF
                                 HULL NO. S-656

With reference to the Contract for Construction and Sale of Hull No. S-656 (the "Contract") dated ___ April, 1998 between the undersigned it is agreed as follows:

Based on the finally agreed Specification including the declaration of options by the Buyer as of the date hereof the Contract Price shall be increased by US$6,500,000 (United States Dollars Six Million Five Hundred Thousand).

The Terms of Payment for this amount shall be the same as for the Contract Price as stipulated in Article II of the Contract.

The remaining provisions of the Contract shall be unaffected hereby.

The provisions of Articles XIII and XIX of the Contract shall be deemed incorporated herein.

All conditions other than those modified by this Addendum No. 1 shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties have caused this Addendum No. 1 to be duly executed the 9th day of April, 1998.


For and on behalf of                                   For and on behalf of
the Buyer                                              the Builder

ROYAL CARIBBEAN CRUISES LTD.                           JOS. L. MEYER GMBH & CO.

By: /s/ Richard D. Fain                                By: /s/ Bernard Meyer
    -------------------                                    --------------------
     Richard D. Fain                                       Bernard Meyer
     Chairman and Chief                                    Managing Partner
       Executive Officer

                       CONTRACT FOR CONSTRUCTION AND SALE

                                       OF

                                 HULL NO. S-656

                                    BETWEEN

                          ROYAL CARIBBEAN CRUISES LTD.

                                    AS BUYER

                                      AND

                            JOS. L. MEYER GMBH & CO.

                                   AS BUILDER

[PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.]

                                     INDEX

                                                                           PAGE

ARTICLE I -         Description and Class                                     2

                    1.  Description
                    2.  Dimensions and Characteristics
                        2.1  Hull
                        2.2  Machinery (Diesel-Electric)
                    3.  Speed
                    4.  Deadweight
                    5.  Fuel Consumption
                    6.  Quality Standards
                    7.  Classification, Rules and Regulations
                    8.  Makers and Suppliers
                    9.  Registration
                    10.  Design Obligations

ARTICLE II -        Contract Price and Terms of Payment                       6

                    1.  Contract Price
                    2.  Terms of Payment
                    3.  Method of Payment
                    4.  Installment Guarantees

ARTICLE III -       Adjustment of Contract Price                              8

                    1.  Delayed Delivery
                    2.  Insufficient Speed
                    3.  Excessive Fuel Consumption
                    4.  Insufficient Deadweight
                    5.  Excessive Vibration and Sound Levels
                    6.  Exclusion of Other Liabilities

ARTICLE IV -        Approval of Plans and Drawings and Inspection            12
                    during Construction

                    1.  Approval of Plans and Drawings
                    2.  Appointment of Buyer's Representatives
                    3.  Inspection by Representatives
                    4.  Facilities
                    5.  Buyer's Liability to the Representatives
                    6.  Responsibility of Buyer
                    7.  Interior Design

ARTICLE V -         Modifications; Workmanship and Construction              16

                    1.  Voluntary Modifications
                    2.  Changes in Class, etc.
                    3.  Substitution of Materials
                    4.  Information
                    5.  Pricing of Modifications and Changes

ARTICLE VI -        Trials                                                   18

                    1.  Notice
                    2.  Weather Conditions
                    3.  How Conducted
                    4.  Method of Acceptance or Non-acceptance
                    5.  Effect of Acceptance
                    6.  Correction of Causes for Non-acceptance
                    7.  Disposition of Surplus Consumable Stores

ARTICLE VII -       Delivery                                                 21

                    1.  Time and Place
                    2.  When and How Effected
                    3.  Documents to be Delivered to the Buyer
                    4.  Title and Risk
                    5.  Removal of Vessel

ARTICLE VIII -      Delays and Extensions of Time for Delivery               23
                    (Force Majeure)

                    1.  Causes of Delay
                    2.  Notice of Delays
                    3.  Permissible Delays
                    4.  Right to Rescind for Excessive Delay

ARTICLE IX -        Warranty of Quality                                      25

                    1.  Guarantee
                    2.  Notice of Defects
                    3.  Remedy of Defects
                    4.  Extent of Builder's Responsibility
                    5.  Guarantee Engineer

ARTICLE X -         Rescission by Buyer                                      28

                    1.  Notice
                    2.  Refund by Builder
                    3.  Discharge of Obligations

ARTICLE XI -        Buyer's Default; Builder's Default                       29

                    1.  Definition of Buyer's Default
                    2.  Interest and Charges
                    3.  Effect of Default
                    4.  Sale of Vessel
                    5.  Default by Builder

ARTICLE XII -       Builder's Insurance                                      34

                    1.  Extent of Builder's Insurance Coverage
                    2.  Application of Recovered Amounts
                    3.  Termination of Builder's Obligation to Insure

ARTICLE XIII -      Dispute and Arbitration                                  36

                    1.  Technical Disputes
                    2.  Other Disputes

ARTICLE XIV -       Right of Assignment                                      37

                    1.  Assignment of Benefits

ARTICLE XV -        Taxes and Duties                                         37

                    1.  Taxes and Duties in Germany, etc.
                    2.  Taxes and Duties Outside Germany, etc.

ARTICLE XVI -       Patents, Trademarks, Copyrights, etc.                    38

                    1.  Patents, Trademarks and Copyrights etc.
                    2.  Design of Vessel

ARTICLE XVII -      Buyer's Supplies                                         39

                    1.  Responsibility of Buyer
                    2.  Responsibility of the Builder

ARTICLE XVIII -     Notice                                                   40

                    1.  Addresses

ARTICLE XIX -       Interpretation                                           41

                    1.  Law Applicable
                    2.  Discrepancies
                    3.  Entire Agreement
                    4.  Language
                    5.  Effectiveness

ARTICLE XX -        Right of Cancellation                                    42

APPENDICES

A.                  Form of Installment Guarantee

THIS CONTRACT, made as of this 9th day of April 1998 by and between JOS. L. MEYER GMBH & CO., a corporation organized and existing under the laws of Germany, having its principal office at Industriegebiet Sud, D-26871, Papenburg, Germany (hereinafter called the "Builder") and ROYAL CARIBBEAN CRUISES LTD., a corporation organized and existing under the laws of Liberia, having its principal office at 1050 Caribbean Way, Miami, Florida 33132 (hereinafter called the "Buyer").

WITNESSETH THAT

In consideration of the mutual covenants herein contained, the Builder agrees to design, construct, equip and substantially complete at its shipyard in Papenburg, Germany (hereinafter called the "Shipyard"), finally complete and sell and deliver to the Buyer one (1) passenger cruise vessel more fully described in Article I hereof (hereinafter called the "Vessel"), and the Buyer agrees to purchase and take delivery of the Vessel from the Builder and to pay for the same, all upon the terms and conditions hereinafter set forth.

In this Contract the following terms, when capitalized, shall have the meanings defined below:

                  "Banking Days" shall mean days on which banks are customarily open for business in each of London, New York and Frankfurt;

                  "Contract Price" shall bear the meaning assigned thereto in
                  Article II.1;

                  "Effective Date" shall bear the meaning assigned thereto in
                  Article XIX.5;

                  "General Arrangement Plan" shall mean the Builder's general arrangement plan, Project No. 8235-97 dated and initialled 27 February 1998;

                  "Specification" shall mean Specification Project No. 8235-97 dated and initialled 27 February 1998.

                  "Transfer Agreement" shall mean the Transfer Agreement dated the date of this Contract and entered into between the Builder and the Buyer.

         Other terms of this Contract are defined hereinafter. References to the "Vessel" shall, except where the context otherwise requires, be deemed to include her hull and all machinery, equipment, gear and outfittings installed on, or appropriated to, the Vessel.

ARTICLE I - DESCRIPTION AND CLASS

1.       DESCRIPTION

         The Vessel shall have the Builder's Hull Number S-656 and shall be designed, constructed, equipped and completed in accordance with the provisions of this Contract, the Specification and the General Arrangement Plan signed by each of the parties hereto for identification and delivered herewith and made an integral part hereof.

         The Vessel shall be constructed, equipped and completed as a sister ship to Hull number S-655.

2.       DIMENSIONS AND CHARACTERISTICS

         2.1      HULL

                  The Vessel shall have the following dimensions and characteristics:
                  Type:                                                   Passenger Cruise Vessel
                  Length, overall:                                        About 292 meters
                  Length between perpendiculars:                          263.5 meters
                  Breadth moulded at waterline:                           32.2 meters
                  Design draft moulded:                                   8 meters
                  Scantling draft moulded:                                Min. 8.2 meters
                  Depth deck 1 (subdivision deck)                         10.7m
                  Deadweight at Design Draft moulded:                     8,500 metric tons
                  Gross tonnage:                                          About 85,000 GT
                  Number of passenger cabins:                             1,048 cabins
                  Number of crew cabins:                                  477 cabins
                  Total No. of persons (lifesaving capacity)              3,360 persons

         2.2      MACHINERY (DIESEL-ELECTRIC)

                  The machinery to consist of five (5) diesel engines of medium speed type, having a total maximum continuous rating of 63,000 kW driving five (5) electric generators of same maximum continuous rating (corrected for generator efficiency) to supply power to two (2) electric pod type propulsion motors and the remaining electric systems of the Vessel as stipulated in the Specification.

3.       SPEED

         The Builder guarantees that the Vessel shall achieve a trial speed of not less than twenty four (24) knots averaged over two continuous runs (in opposite directions) on a measured course of not less than one nautical mile, at the moulded Design Draft at an output of 87% of the maximum continuous output of the electric propulsion motor shafts in calm sea and deep water with clean bottom, as further described in the Specification. In case the Vessel's trials shall be made at a different draft from the above defined draft, the speed at such draft shall be evaluated by using the method described in the Specification.

4.       DEADWEIGHT

         The Vessel, when completed, shall have a deadweight of eight thousand five hundred (8,500) metric tons as stipulated in the Specification. The term "Deadweight" as used in this Contract shall signify the difference between the displacement on even keel at the moulded Design Draft in salt water of 1.025 specific gravity on the basis of hydrostatic curves of the Vessel and the lightweight as specified in the Specification. The actual Deadweight of the Vessel shall be based on the measurements and calculations by the Builder and approved by the Buyer's Representative and the Classification Society.

5.       FUEL CONSUMPTION

         The average fuel consumption of the five (5) diesel engines of the Vessel shall be determined on the test bed under conditions stipulated in the Specification, using a fuel oil having a lower calorific value of 10,200 kcal per kg, and shall not exceed 183 grams per kWh in ISO 3046/1 conditions without driven pumps, when developing 85% of Maximum Continuous Rating.

6.       QUALITY STANDARDS

         Notwithstanding anything contained in this Contract or the Specification to the contrary, the complexity (unless specified to the contrary in the Specification), quality of workmanship, quality of materials and interior design of the passenger cabins and passenger public spaces shall not be of a lower standard than on the RHAPSODY OF THE SEAS as built. Notwithstanding anything contained in this Contract or the Specification to the contrary, the quality of workmanship, quality of materials, components, equipment, machinery, function and performance of systems for the remainder of the Vessel shall not be of a lower standard than on the MERCURY as built unless otherwise specifically set forth in the Specification.

7.       CLASSIFICATION, RULES AND REGULATIONS

         The Vessel shall be constructed in accordance with the rules (the edition and amendments thereto being in force as of the Effective Date or as announced as of the Effective Date as intended thereafter to enter into force) and under special survey of Det Norske Veritas (herein called the "Classification Society") and shall at delivery and acceptance hereunder have achieved the Classification Society's notation:

                         "+ 1A1 Passenger Ship ECO, RP"

         clean and free of all recommendations or qualifications (i) requiring amendment or modification(s) to the Vessel or (ii) otherwise affecting the ability of the Vessel upon delivery to commence immediate operations as a passenger cruise ship.

         Decisions of the Classification Society as to compliance or non-compliance with the requirements of the Classification Society shall be final and binding upon both parties hereto.

         The Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as expressly described in the Specification in effect as of the Effective Date or as announced as at the Effective Date as intended thereafter to enter into force.

         The Builder shall arrange with the Classification Society for the assignment by said Society of a representative or representatives (hereinafter referred to as the "Classification Surveyor") to the Vessel during construction. All fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for the account of the Builder. It is also expressly agreed that the Builder shall assume exclusive responsibility for the correct interpretation and application of the rules, regulations and requirements of the Classification Society and the regulatory bodies expressly described in the Specification.

8.       MAKERS AND SUPPLIERS

         MAKERS' LIST

         The Specification contains a list (herein called the "Makers' List") of potential makers and suppliers of major items of machinery and equipment, the names included therein having been agreed by the Builder and the Buyer.

         Where the Makers' List contains the name of more than one maker or supplier in relation to any item of machinery or equipment, the Builder shall nominate its choice of maker or supplier as early as possible to enable the Buyer to consider such choice. In connection with such nomination, the Builder shall provide the Buyer with such maker's or supplier's technical specifications and allow the Buyer sufficient time (up to, but not to exceed 10 working days) to review such specifications prior to the Buyer's acceptance or non-acceptance of the Builder's choice. The Buyer shall have the right not to accept the Builder's choice but itself to choose from the Makers' List the maker or supplier of the relevant item of machinery or equipment, provided the Buyer's choice does not materially affect the Builder's construction schedule or other terms and conditions of this Contract and the Specification. In the case where the Buyer's choice of maker or supplier prevails the Contract Price shall be adjusted upwards or downwards to reflect the difference in cost to the Builder (as reasonably substantiated by the Builder at the time the Buyer confirms its choice) of purchasing and incorporating in the Vessel the item of machinery or equipment supplied by the maker or supplier chosen by the Buyer (as compared with the cost which would have applied had the Builder's choice of maker or supplier prevailed).

         If the Buyer wishes the Builder to select a maker or supplier not listed on the Makers' List, the difference, if any, between that maker's or supplier's price and the price of the equivalent maker or supplier named in the Maker's List, together with any other related consequential costs, shall be added to or deducted from the Contract Price subject to the requirements set forth in the previous paragraph.

         GENERAL

         The Builder shall, before purchasing any important machinery or equipment not on the Makers' List, inform the Buyer about the proposed maker or supplier (and supply to the Buyer the relevant maker's or supplier's technical specification) and the Buyer shall comment on

         Builder's proposal within seven (7) days following receipt of such information. Upon the parties agreeing, the Builder shall place the particular order.

         It shall be open to the parties to modify, by agreement, the Makers' List to take advantage of the latest developments in techniques. Either party shall be entitled to make proposals to the other party in this connection to which the other party will always give reasonable consideration provided that the implementation of any such proposal does not adversely affect the other party's obligations under this Contract.

9.       REGISTRATION

         The Vessel shall, concurrently with the delivery of the Vessel to the Buyer pursuant to Article VII hereof, be registered in the Norwegian International Ship Registry (NIS). If Buyer determines in its reasonable opinion that the circumstances warrant, the Buyer may change its selection pursuant to the provisions of Article V hereof. All fees and charges incidental to the registration of the Vessel shall be for the account of the Buyer.

         Prior to the delivery of the Vessel to the Buyer pursuant to Article VII hereof, the Vessel shall be registered in the name of the Buyer in accordance with the provisions of the Transfer Agreement.

10.      DESIGN OBLIGATIONS

         Notwithstanding (i) that elements of the Vessel's design are to be provided to the Builder by the Buyer or its subcontractors and (ii) that test results, plans and drawings for the Vessel are (as detailed in the Specification) to be submitted to, and approved by, the Classification Society and the Buyer, it is expressly understood and agreed that the Builder shall be solely responsible for the design of the Vessel.

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.       CONTRACT PRICE

         The fixed purchase price of the Vessel is US$350,000,000 (Three Hundred and Fifty Million United States Dollars) (the "Contract Price"), which is exclusive of the Buyer's Supplies as provided in
         Article XVII hereof and shall be subject to upward or downward adjustment, if any, only as hereinafter set forth in this Contract.

2.       TERMS OF PAYMENT

         The Contract Price shall be paid by the Buyer to the Builder in installments as follows:

         (a)      FIRST INSTALLMENT

                  The First Installment, amounting to US$17,500,000 (Seventeen Million Five Hundred Thousand United States Dollars) shall be paid on 31 January 1999.

         (b)      SECOND INSTALLMENT

                  The Second Installment, amounting to US$17,500,000 (Seventeen Million Five Hundred Thousand United States Dollars) shall be paid on 1 June 2000.

         (c)      THIRD INSTALLMENT

                  The Third Installment, amounting to US$17,500,000 (Seventeen Million Five Hundred Thousand United States Dollars) shall be paid on 1 December 2000.

         (d)      FOURTH INSTALLMENT

                  The remainder of the Contract Price shall be paid upon delivery and acceptance of the Vessel.

3.       METHOD OF PAYMENT

         Any and all payments, whether by the Buyer to the Builder or vice-versa, under this Contract shall be made in United States Dollars. Each of the respective installments shall be remitted by telegraphic transfer to the account of the Builder to be nominated by the Builder by at least five (5) Banking Days prior written notice.

         With the exception of the installment due upon delivery and acceptance of the Vessel and strictly without prejudice to the Buyer's rights under Article XIII, it is understood and agreed upon that no payments under the provisions of this Article shall be delayed or withheld by the Buyer due to any dispute of whatever nature arising between the parties hereto save in the case of the valid rescission by the Buyer or other valid termination of the Contract.

4.       INSTALLMENT GUARANTEES

         Notwithstanding the foregoing, the Buyer shall not be obligated to make any of the First, Second or Third Installments until the Builder provides it with a guarantee for the repayment of such installment, issued by a first class international bank or insurance company reasonably acceptable to the Buyer, in the form set forth as Appendix A attached hereto.

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

         The Contract Price shall be subject to adjustment, as hereafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction is by way of liquidated damages only and not by way of penalty).

1.                DELAYED DELIVERY

                  In the event that the Vessel is delivered after the Delivery Date, the Builder shall pay to the Buyer, upon delivery and acceptance of the Vessel, the following liquidated damages:

                  [*] days or fraction
                  thereof of delay:                           [*]

                  Thereafter for each [*]
                  days or fraction thereof of delay:          [*]

                  For this purpose, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel is not delivered by the Delivery Date.

                  However, if the delay in delivery of the Vessel continues for a period of more than [*] days after the Delivery Date then, in such event, the Buyer may, at its option, rescind this Contract by serving upon the Builder written notice of rescission.

                  The Builder may at any time after the expiration of the aforementioned [*] days period of delay in delivery, if the Buyer has not served notice of rescission as above provided, propose a future date for delivery of the Vessel and require in writing that the Buyer make an election, in which case the Buyer shall, within thirty (30) days after such demand is received by the Buyer, either notify the Builder of its intention to rescind this Contract or consent to delivery of the Vessel at the specified future date, it being

------------
*MARKED TEXT OMITTED PURSURANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSURANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                  understood by the parties that, if the Vessel is not delivered by such date, the Buyer's right of rescission shall be reinstated with immediate effect.

2.       INSUFFICIENT SPEED

         If the Vessel on sea trials at her design draft and even keel and under the sea and weather conditions as stipulated in this Contract and Specification does not attain a speed of 24 knots at 87% of maximum continuous output of the electric propulsion motor shafts, then, as sole compensation, the Contract Price shall be reduced according to the following:

         For the first [*] of a knot                 [*]

         For each further complete [*] of a          [*] of the Contract Price,
         knot up to [*] of a knot

         For each further complete [*] of a          [*] of the Contract Price
         knot

         However, if the Vessel shall not achieve a speed of [*] knots, then the Buyer may, at its option, as an alternative to receiving the above mentioned liquidated damages by way of Contract Price reduction, rescind this Contract.

3.       EXCESSIVE FUEL CONSUMPTION

         The Builder guarantees that the average fuel consumption of the 5 diesel engines at the test bed trial runs shall be 183 grams per kW (Kilowatt) per hour, using fuel oil which has a lower calorific value of 10,200 kcal per kg as stipulated in Article I.5. The Contract Price shall not be affected or changed, if the actual average fuel consumption is not greater than [*] above 183 grams per kW (Kilowatt) per hour, using fuel oil which has a lower calorific value of 10,200 kcal per kg.

         If the actual average fuel consumption is over [*] greater than 183 grams per kW (Kilowatt) per hour, using fuel oil which has a lower calorific value of 10,200 kcal per kg, then as sole compensation, the Contract Price shall be reduced by the sum of [*] for each full [*] increase in fuel consumption, above said [*] (fractions of a percent to be prorated).

         If such actual average fuel consumption is more than [*], greater than 183 grams per kW (Kilowatt) per hour, using fuel oil which

------------
*MARKED TEXT OMITTED PURSURANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSURANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

         has a lower calorific value of 10,200 kcal per kg, then the Buyer may, at its option, as an alternative to receiving the above mentioned liquidated damages by way of Contract Price reduction, rescind this Contract.

4.       INSUFFICIENT DEADWEIGHT

         If the deadweight as stipulated in Article I.4 hereof is not attained, then the Contract Price shall be reduced as follows:

         In case such deficiency                    [*]
         is not more than
         [*] tons below the
         aforesaid figure:

         In case such  deficiency                   [*] for each full ton of
         is more than [*]                           deficiency in
         tons below the                             deadweight in excess of the
         aforesaid figure:                          aforesaid [*] tons,

         In case such deficiency is greater than [*] tons below the deadweight stipulated in Article I.4 hereof then the Buyer may, at its option, as an alternative to receiving the above mentioned liquidated damages by way of Contract Price reduction, rescind this Contract.

5.       EXCESSIVE VIBRATION AND SOUND LEVELS

         (a) The Contractual Vibration Levels (CVL) in the passenger cabins and passenger public spaces are the single peak values as stated in the Specification taking into account the margins specified in the Specification. The Measured Vibration Levels (MVL) are the single peak levels derived from RMS values by using the measurement procedure described in G5.2.2 of the Specification. If in any cabin or any passenger public space which affects more than [*], the MVL exceeds the CVL, the Builder is to make the necessary changes before delivery to reduce those levels to CVL figures.

                  If after changes made by the Builder, the final MVL exceed the CVL by [*] or more, the Contract Price will be reduced by [*] for each passenger cabin and/or passenger public space affected provided, however, that such reduction shall in no event exceed [*]. The Buyer will have the right, at its option, to rescind this Contract if more than [*] of passenger cabins and/or if more than [*] of the aggregated area of passenger public spaces are affected.

------------
*MARKED TEXT OMITTED PURSURANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSURANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

         (b) For each passenger cabin and passenger public space, the Contractual Sound Level (CSL) is the upper limits of noise level as per G5.2.1 of the Specification taking into account the margins specified in the Specification.

                  If Measured Sound Levels (MSL) to be taken into consideration as per the Specification exceed the CSL, the Builder is to make the necessary changes before the delivery to reduce those levels to the CSL figures. If after the changes made by the Builder, the final MSL exceed the CSL, the Contract Price shall be reduced for each passenger cabin or passenger public space as follows:

                  from [*] dBA above contractual level:                [*]
                  from [*] dBA above contractual level:                [*]
                  from [*] dBA above contractual level:                [*]
                  from [*] dBA and above:                              [*]

                  In no event shall such reduction exceed an aggregate of [*].

                  The Buyer will have the right, at its option, to rescind the Contract if either:

                  - the MSL in more than [*] of the passenger cabins exceeds the CSL by more than [*],

                  - the average value of MSL in more than [*] of the aggregate area of passenger public spaces exceeds the CSL by more than [*].

         (c) the Builder will use all reasonable efforts to take corrective measures so as to ensure that the standards set forth in this Article III.5 are met.

6.       EXCLUSION OF OTHER LIABILITIES

         The liquidated damages payable by the Builder hereunder shall represent the sole and exclusive financial compensation payable to the Buyer in respect of the breaches of contract to which they relate provided, however, that such limitation shall not apply where any such breach shall have been willful on the part of the Builder.

------------
*
MARKED TEXT OMITTED PURSURANT TO AN APPLICATION FOR AN ORDER FOR CONFIDENTIAL TREATMENT PURSURANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.       APPROVAL OF PLANS AND DRAWINGS

         The Builder shall, within sixty (60) days after the Effective Date, present to the Buyer for its approval a list of typical drawings, schematic diagrams and other documents, with their preliminary time schedules to be presented to the Buyer for the Buyer's information. The Builder shall at the same time present to the Buyer the Builder's system of identifying drawings and diagrams.

         Plans, drawings and other documents sent to the Buyer for approval shall be issued in quadruplicate, two sets shall be sent to RCCL A/S in Oslo, Norway, one set to the Buyer's local Inspection Office at the Builder's Shipyard and one set to the Buyer's office in Miami. For the architectural drawings and documents, two sets shall be sent to the Buyer's consulting architect (as advised by the Buyer) for the actual room(s) and public spaces, one set to the Buyer's Technical Department and one set to the Buyer's office in Miami. All approvals will be given through RCCL A/S Oslo, unless otherwise advised by the Buyer.

         Unless otherwise agreed, the Buyer shall send to the Builder its comments to the received plans, drawings, diagrams and documents within fifteen (15) working days after having received the same for approval. The Buyer may request an extension of such approval period, which such approval shall not be unreasonably withheld by the Builder. In the event that the Buyer or the Representatives shall fail to respond with the Buyer's comments within such time limit, the Builder shall notify the Buyer in writing of the Buyer's failure to respond. In the event the Buyer still fails to respond with the Buyer's comments within three (3) working days of receipt of the Builder's notice to the Buyer of the Buyer's failure to respond, the relevant plans and drawings shall be deemed to have been automatically approved by the Buyer without any comment.

         Unless otherwise agreed, the Builder shall send its answers to the Buyer's comments within fifteen (15) working days after having received the Buyer's comments. The Builder may request an extension of such response period, which such approval shall not be unreasonably withheld. If no response is received from the Builder within the above time limit, the Builder will not be able to rely upon schedule considerations to refuse the Buyer's comments to the extent that they are within the provisions of the Specification.

         Any deemed approval of plans, drawings or other documents pursuant to this paragraph 1 shall be strictly without prejudice to the obligations of the Builder hereunder, in particular (but without limitation) to complete and deliver the Vessel in accordance with this Contract and the Specification.

2.       APPOINTMENT OF BUYER'S REPRESENTATIVES

         The Buyer may send to and maintain at the Shipyard, at the Buyer's own cost and expense, one or more representatives (herein called the "Representatives") who may act on behalf of the Buyer in connection with any matters in relation to supervision of the construction of the Vessel at the Shipyard, as specifically authorized in writing by the Buyer. The Buyer shall deliver a letter to the Builder describing the scope of authority of the Representatives prior to the arrival of the Representatives at the Shipyard. The Builder shall be entitled to rely upon such letter until it receives notice that such letter has been amended or revoked.

         The Builder will assist the Buyer in obtaining any necessary German permissions or authorizations for the Representatives to carry out their duties.

3.       INSPECTION BY REPRESENTATIVES

         The necessary inspections and tests of the Vessel shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the Builder throughout the entire period of construction, in order to ensure that the construction of the Vessel is duly performed in accordance with this Contract and the Specification.

         The Representatives shall, during construction of the Vessel, have the right to attend all such tests and inspections of the Vessel, its machinery and equipment. On the Representatives' arrival at the Shipyard, without prejudice to their right to attend all tests, the Builder shall identify the kinds of tests it will conduct and will agree with the Representatives as to which of such kinds of tests they wish to attend.

         The Builder shall give a notice to the Representatives reasonably in advance of the date and place of such tests and inspections to be attended by them. In the case of inspections at the Shipyard, such notice shall be given at least twenty-four (24) hours prior to the commencement of such tests, and in the case of tests to be conducted away from the Shipyard, such notice shall be given at least seven (7) days prior to the commencement of such tests. Failure of the Representative to be present at such tests and inspections after due notice to him as above provided and without proper cause shall be deemed to be a waiver of his right to be present.

         In the event that the Representative discovers any construction or material or workmanship which does not conform to the requirements of this Contract and/or the Specification, the Representative shall promptly give the Builder a notice in writing as to such non-conformity. Upon receipt of such notice from the Representative, the Builder shall proceed with due diligence to correct any actual non-conformity.

         At all times during the construction of the Vessel until delivery and acceptance thereof, provided that the normal progress of the construction is not thereby affected, the Representatives shall be given free and ready access to the Vessel and to any other place where work is being done, or materials are being processed or stored by the Builder or any of its subcontractors or suppliers, in connection with the construction of the Vessel.

         The inspections exercised by the Buyer's Representatives under this Article or otherwise under this Contract shall not diminish the Builder' obligations under this Contract, including, but not limited to, the Builder's responsibility under this Contract with respect to time of delivery of the Vessel hereunder, workmanship, design or material.

4.       FACILITIES

         The Builder shall furnish promptly, without additional charge, such reasonable facilities and materials at the Shipyard, including suitably furnished offices with telephone, desks, drawing tables, and filing cabinets, as are necessary for the safe and convenient supervision of the Vessel's construction by the Representatives. Provided, however, that the Buyer shall reimburse to the Builder the cost of the Representatives' use of telephone, fax and telex facilities.

5.       BUILDER'S LIABILITY TO THE REPRESENTATIVES

         The Representatives shall, at all times, be deemed to be employees of the Buyer. The Builder shall be under no liability whatsoever to the Buyer or to its Representatives or employees or agents for personal injuries, including death, to such Representatives, employees or agents, or any of them during the time they, or any of them, are on the Vessel or within the premises of the Builder or its subcontractors or are otherwise engaged in and about the construction of the Vessel unless, however, such personal injuries, including death, were caused by the negligence of the Builder or of its employees or agents. Nor shall the Builder be under any liability whatsoever for damage to, or loss or destruction of property of, the Buyer or its Representatives, employees or agents in Germany or elsewhere, unless such damage, loss or destruction was caused by the negligence of the Builder or of its employees or agents.

6.       RESPONSIBILITY OF BUYER

         The Builder may request the recall of any or all of the Representatives who are deemed unsuitable or unsatisfactory. If after investigations, the Buyer is satisfied that the request is justified, then it will within thirty (30) days after such request is received effect such recall and if it so desires, may provide replacements thereof simultaneously, or if not so satisfied, it will advise the Builder accordingly within above same period.

7.       INTERIOR DESIGN

         The Buyer will work directly with certain interior designers in connection with the design of certain areas of the Vessel. The Builder and the Buyer shall, within sixty (60) days after the Effective Date, agree on the detailed scope of this work. The Builder shall provide the Buyer and such interior designers with such drawings, schematic diagrams and other information as may be required in connection with the development of such designs in a timely manner so as to allow such schedule to be adhered to. Any delays in the receipt of such information from the Builder shall result in a corresponding delay in the schedule for the development of such designs.

         Unless otherwise agreed, the Builder shall send to the Buyer and the relevant interior designer its comments to received plans, drawings, diagrams and documents within fifteen (15) working days after having received the same for approval. The Builder may request an extension of such response period, which such approval shall not be unreasonably withheld. In the event that the Builder shall fail to respond with the Builder's comments within such time limit, the Buyer shall notify the Builder of the Builder's failure to respond. In the event the Builder still fails to respond with the Builder's comments within three (3) working days of receipt of the Buyer's notice to the Builder of the Builder's failure to respond, the relevant plans and drawings shall be deemed to have been automatically approved by the Builder without any comment.

ARTICLE V - MODIFICATIONS; WORKMANSHIP AND CONSTRUCTION

1.       VOLUNTARY MODIFICATIONS

         The Specification may be modified and/or changed at the request of the Buyer provided that such modifications and/or changes or an accumulation thereof will not in the Builder's reasonable judgment materially and adversely affect the Builder's ability to meet its other commitments, and provided, further, that the parties shall first agree, before such modifications and/or changes are carried out, to reasonable alterations, if any, in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specification directly occasioned by or resulting from such modifications and/or changes. Such agreement may be effected by exchange of letters signed by the authorized representatives of the parties hereto which shall constitute amendments to this Contract and/or the Specification.

         The Builder acknowledges that the design of a cruise vessel requires a great deal of flexibility and agrees to use all reasonable efforts to accommodate all reasonable requests by the Buyer so that said changes and/or modifications will be made at a reasonable cost reflecting the Builder's actual incremental cost or savings for carrying out such changes and/or modifications, if any, and within the shortest period of time reasonably possible.

2.       CHANGES IN CLASS, ETC.

         In the event that after the Effective Date of this Contract the requirements of the Classification Society or any other rule or regulations to which the construction of the Vessel is required to conform should be altered or changed from those (a) in effect at the Effective Date or (b) as announced as at the Effective Date as intended thereafter to enter into force, the following provisions shall apply:

         COMPULSORY CHANGES

         If such alterations or changes are compulsory for the Vessel, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the Builder shall thereupon incorporate such alterations or changes into the construction of the Vessel, provided that the Buyer shall first agree to any adjustments reasonably required by the Builder in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specification directly occasioned by or resulting from such alterations or changes.

         Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Article V.1 for modifications or changes to the Specification.

         NON-COMPULSORY CHANGES

         If such alterations or changes are not compulsory for the Vessel, but the Buyer desires to incorporate such alterations or changes into the construction of the Vessel, then, the Buyer shall notify the Builder of such intention. The Builder shall accept such alterations or changes, and provided, further, that the Buyer shall first agree to any adjustments reasonably required by the Builder in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specification directly occasioned by or resulting from such alterations or changes.

         CHANGES IN INTERPRETATION OF EXISTING RULES ETC.

         It is expressly agreed and understood that, should there occur any alteration in the interpretation by the Classification Society or other relevant regulatory bodies of any of their rules, regulations and requirements from that applied at the Effective Date, the Builder shall, at its own cost and without reference to the provisions of this Article, make appropriate changes to the Specification to implement the same.

3.       SUBSTITUTION OF MATERIALS

         In the event that, notwithstanding the exercise of reasonable diligence on the part of the Builder, any of the materials required by the Specification or otherwise under this Contract for the construction of the Vessel cannot be procured in time or are in short supply to maintain the Delivery Date of the Vessel, the Builder may, provided that the Buyer shall so agree in writing (which agreement shall not be unreasonably withheld), supply other materials of comparable quality capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the Vessel must comply.

4.       INFORMATION

         When requested by the Buyer, the Builder will provide reasonable information relating to the basis and method of formulating any adjustment referred to in this Article.

5.       PRICING OF MODIFICATIONS AND CHANGES

         Any increase or decrease in the Contract Price resulting from any change or modification shall be priced in United States Dollars.

ARTICLE VI - TRIALS

1.       NOTICE

         The Buyer shall receive from the Builder at least thirty (30) days' preliminary prior notice in writing and seven (7) days' final prior notice in writing of the time and place of the Vessel's trials, and the Buyer shall promptly acknowledge receipt of such notice. At the time of trials, the Vessel shall be substantially completed so as to enable the test program to be performed as specified.

         The Buyer shall have its Representatives on board the Vessel to witness the trials. Failure in attendance of the Representatives of the Buyer at the trials of the Vessel for any reason whatsoever after due notice to the Buyer as above provided shall be deemed to be a waiver by the Buyer of its right to have its Representatives on board of the Vessel at the trials, and the Builder may conduct the trials without the Buyer's Representatives being present, and in such case the Buyer shall be obliged to accept the Vessel on the basis of a certificate of the Builder and of the Classification Society that the Vessel, upon her trials, is found to conform to this Contract and the Specification and is satisfactory in all respects.

2.       WEATHER CONDITIONS

         The trials shall be carried out under weather conditions which are deemed favorable enough in the reasonable judgment of the Builder, in deep water, with clean bottom and in a ballast condition, all as set out in the Specification. In the event of unfavorable weather on the date specified for the trials, the same shall take place on the first available day thereafter that the weather conditions permit. It is agreed that, if during the trials of the Vessel, the weather should suddenly become so unfavorable that orderly conduct of the trials can no longer be continued, the trials shall be discontinued and postponed until the first favorable day next following, unless the Buyer shall assent in writing to acceptance of the Vessel on the basis of the trials already made before such discontinuance has occurred. In the event that the commencement of trials is postponed or the trials are discontinued by reason of unfavorable weather conditions as aforesaid and the number of days thereafter during which the trials cannot be undertaken exceed four (4) in total, any further days during which the weather conditions remain unfavorable for the holding of the trials will count as permissible delay within the meaning of this Contract, provided the delivery of the Vessel is actually delayed thereby.

3.       HOW CONDUCTED

         All expenses in connection with the trials are to be for the account of the Builder and the Builder shall provide at its own expense the required quantities of ballast water (if any), freshwater, fuel oil, lubricating oil, greases and ship's stores, as well as the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in the Specification, and shall prove fulfillment of the performance requirements for the Vessel as set forth in the Specification. The course of the trials shall be determined by the Builder.

4.       METHOD OF ACCEPTANCE OR NON-ACCEPTANCE

         Within two (2) days of receipt from the Builder of the results of the Vessel's trials, the Buyer shall notify the Builder in writing of its acceptance of the Vessel or its non-acceptance of the Vessel.

5.       EFFECT OF ACCEPTANCE

         Acceptance of the Vessel as above provided shall be final and binding in so far as conformity of the Vessel (as the Vessel is then built and equipped) to this Contract as demonstrated on the trials is concerned and shall preclude the Buyer from refusing to take delivery of the Vessel as hereinafter provided, if the Builder completes the Vessel in accordance with the provisions of the Contract and otherwise complies with all other requirements for delivery as provided in this Contract.

         It is agreed in this context that the Buyer shall not have the right to refuse to accept the Vessel by reason of minor defects which do not affect the normal operation of the Vessel provided that the Builder agrees in writing to remedy such defects at its own cost as soon as possible after the delivery of the Vessel.

6.       CORRECTION OF CAUSES FOR NON-ACCEPTANCE

         In the event that the Buyer shall notify the Builder of its non-acceptance of the Vessel, the Buyer's notice to such effect shall advise the Builder in writing in what particular or particulars the Vessel, as she is then built and equipped, does not conform to this Contract.

         If the Builder is in agreement with the Buyer's determination as to such non-conformity, the Builder shall forthwith make such alterations and/or corrections as may be necessary to remedy such non-conformity to the satisfaction of the Buyer.

         Promptly after completion of the necessary alterations and/or corrections, and the giving of notice to such effect by the Builder to the Buyer, the Buyer shall inspect the Vessel and shall within two (2) days thereafter notify the Builder of its acceptance or non-acceptance of the Vessel; where the same is reasonably necessary to prove the Vessel's compliance with the requirements of this Contract, the Buyer may alternatively (by notice to the Builder in writing or by telecopy), demand that new tests or trials be undertaken, in which event the Buyer's notification to the Builder of its acceptance or non-acceptance of the Vessel shall be issued to the Builder promptly after completion of such tests and trials.

         In the event of the Buyer's non-acceptance of the Vessel, its notice to the Builder shall again indicate in what particular or particulars the Vessel, as she is then built and equipped, does not conform to this Contract.

         In the event that the Buyer fails to notify the Builder as aforesaid of the acceptance or non-acceptance of the Vessel, together with the reason therefor, within the periods as provided above, the Buyer shall be deemed to have accepted her.

         The above process shall be repeated as necessary until the earlier of
         (a) the Buyer's acceptance of the Vessel or (b) the valid and proper rescission of this Contract by either party.

7.       DISPOSITION OF SURPLUS CONSUMABLE STORES

         Should any fuel oil, lubricating oil, greases and ship's stores, including fresh water (except, if the Builder determines, in its sole discretion, to use any fresh water for ballast) furnished by the Builder for the trials remain on board the Vessel at the time of acceptance thereof by the Buyer, the Buyer agrees to buy the same from the Builder at a reasonable price not to exceed that paid by the Builder, and payment by the Buyer shall be effected upon the delivery of the Vessel.

ARTICLE VII - DELIVERY

1.       TIME AND PLACE

         The Vessel shall be delivered by the Builder to the Buyer at a safe berth with unimpeded access to international waters on 1 June 2002, except that, in the event of delays in the construction of the Vessel or any performance required under this Contract due to (i) agreed changes to the Delivery Date pursuant to Article V or (ii) permissible delays pursuant to Articles VI.2 or VIII, which under the terms of this Contract permit postponement of the date for delivery ("Permissible Delays"), the aforementioned date shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to the terms of this Contract as set forth in the preceding sentence, is herein called the "Delivery Date."

         The Builder shall notify the Buyer of the estimated date of actual delivery of the Vessel at least six (6) months prior thereto.

2.       WHEN AND HOW EFFECTED

         Provided that the Buyer shall have fulfilled all of its obligations stipulated in Article II of this Contract, delivery of the Vessel shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the Protocol of Delivery and Acceptance, acknowledging delivery of the Vessel by the Builder and acceptance thereby by the Buyer.

3.       DOCUMENTS TO BE DELIVERED TO THE BUYER

         Acceptance of the Vessel by the Buyer shall be conditional upon receipt by the Buyer of the following duly authenticated documents which shall accompany the aforementioned Protocol of Delivery and
         Acceptance:

         A) PROTOCOL OF TRIALS of the Vessel made pursuant to this Contract;

         B) PROTOCOL OF INVENTORY of the equipment of the Vessel including spare parts and the like;

         C) PROTOCOL OF STORES OF CONSUMABLE NATURE such as fuel oil, lubricating oils and greases, fresh water and the like including the purchase price thereof;

         D) ALL DRAWINGS AND PLANS pertaining to the Vessel as stipulated in the Specification and which shall be furnished to the Buyer at no additional cost;

         E) ALL CERTIFICATES required to be furnished upon delivery of the Vessel pursuant to the Contract and Specification and according to customary shipbuilding practice in the cruise vessel sector;

         F) DECLARATION OF WARRANTY of the Builder that the Vessel is delivered to the Buyer free and clean of any liens, charges, claims, mortgages or other encumbrances upon the Buyer's title thereto and in particular that the Vessel is free from any burden in the nature of imposts, taxes or charges imposed by the state or country of the port of delivery, as well as all liabilities of the Builder to its subcontractors, employees and crew and of all liabilities arising from the operation of the Vessel in trial runs, or otherwise , prior to delivery, except as otherwise provided under this Contract;

         G)       COMMERCIAL INVOICE; and

         H)       BUILDER'S CERTIFICATE.

4.       TITLE AND RISK

         (a) Title to, and ownership of, the Vessel during construction from keel laying shall pass to the Buyer in accordance with the provisions of the Transfer Agreement.

         (b) Such transfer of title and ownership is strictly without prejudice to any and all of the obligations of the Builder under or in connection with this Contract, including (but without limitation) the Builder's obligation to complete and deliver the Vessel in accordance with the provisions of this Contract.

         (c) Notwithstanding the provisions of the Transfer Agreement, all risk of loss of, or damage to, the Vessel shall pass to the Buyer only upon delivery and acceptance of the Vessel having taken place in accordance with the foregoing provisions of this Article VII; it being expressly understood that, until such delivery and acceptance is effected, all risk of loss of, or damage to, the Vessel shall rest exclusively with the Builder.

         (d) Upon acceptance of the Vessel hereunder the Builder shall transfer to the Buyer physical possession of the Vessel.

5.       REMOVAL OF VESSEL

         The Buyer shall take possession of the Vessel immediately upon delivery and acceptance thereof and, where appropriate and if so requested, shall remove the Vessel from the premises of the shipyard within seven (7) days after delivery thereof is effected.

ARTICLE VIII - DELAYS AND EXTENSIONS OF TIME FOR DELIVERY (FORCE MAJEURE)

1.       CAUSES OF DELAY

         The Delivery Date is subject to force majeure reservations. Force majeure shall occur if at any time either the construction of the Vessel or any performance required hereunder as a prerequisite of delivery of the Vessel is delayed due to acts of princes or rulers, war, blockade, revolution, insurrections, mobilization, civil commotions, riots, strikes, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, earthquakes, tidal waves, typhoons, hurricanes or by destruction of, or severe damage to, the Vessel or of the works of the Builder or its subcontractors for important parts of the Vessel by fire or flood, defects in materials and equipment (including casting or forging or machining rejects or the like) which could not have been detected by the Builder using reasonable care, or other causes of similar type and quality. Force majeure shall moreover be regarded as occurring if the delivery is prevented or delayed by delayed deliveries of major parts or important performances by subcontractors, where the cause of the delay would be force majeure under this Article if it had affected the Builder, provided that such circumstances shall not constitute force majeure if they arise within two months of the Delivery Date. No event shall be considered to be force majeure unless it is reasonably beyond the control of the Builder or its subcontractors and could not reasonably have been anticipated by the Builder when signing this Contract.

         In force majeure circumstances, the Builder may (subject as hereinafter provided) require an extension of the Delivery Date by as many working days as the delivery has been delayed on account of such circumstances. However, up to five (5) force majeure events giving rise to delay(s) lasting for only one (1) working day or less shall not be considered as permissible delay. For the purposes of this Article, if any series of force majeure events occur which are due to a single cause, then, in such case, all such events shall be regarded as one event.

         In all events the Builder undertakes to take all reasonable steps to minimize the effects of such delay.

2.       NOTICE OF DELAYS

         Within five (5) days from the date of commencement of any delay on account of which the Builder claims that he is entitled under this Contract to an extension of the Delivery Date, the Builder shall advise the Buyer in writing the date such delay commenced and the reasons therefor. Likewise, within ten (10) days after such delay ends, the Builder shall advise the Buyer in writing the date that such delay ended and also shall specify the period of time it claims the Delivery Date is extended by reason of such delay.

         Failure of the Builder to give notice as aforesaid shall constitute a waiver of its right to extension of the Delivery Date.

         Failure of the Buyer to acknowledge the Builder's notification of any claim for extension of the Delivery Date within ten (10) days after receipt by the Buyer of such notification in writing shall be deemed to be a waiver of its right to object to such extension.

         The Builder shall promptly advise the Buyer of the status of any pending delay upon the request of the Buyer.

3.       PERMISSIBLE DELAYS

         Delays on account of the foregoing causes shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the price of the Vessel, may be subject to adjustment or liquidated damages payable as provided in Article III hereof.

4.       RIGHT TO RESCIND FOR EXCESSIVE DELAY

         If the total accumulated time of all delays for any reason (except only for delays due to default by the Buyer) amounts to Two Hundred and Forty (240) days or more beyond 1 June 2002 then in such event, the Buyer may, at its option, rescind this Contract. Such right of rescission shall be exercised by appropriate notice to the Builder within thirty (30) days from the lapse of such period of Two Hundred and Forty (240) days and is exercisable regardless of any other provision of this Contract, including, but not limited to, the provisions of Article III.1 hereof.

ARTICLE IX - WARRANTY OF QUALITY

1.       GUARANTEE

         Subject to the provisions hereinafter set forth, the Builder undertakes to remedy, free of charge to the Buyer, any defects in the Vessel which are due to defective design and/or material and/or workmanship provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the Vessel, as such period may be extended as provided below, and a notice thereof is duly given to the Builder as hereinafter provided. In addition, the Builder shall secure the extension to the Buyer of the full benefit of all guarantees of greater than twelve months' duration which the Builder may be given by subcontractors and suppliers, if any, and shall assist the Buyer in securing performance thereunder.

         For the purpose of this Article, the Vessel excludes any parts for the Vessel which have been supplied by the Buyer. This guarantee extends to installation of the Buyer's Supplies only if such installation is done by the Builder or its subcontractors. Any parts repaired or replaced by the Builder pursuant to this Article shall be guaranteed on similar terms for a period of twelve months from the date of such replacement or repair but subject to an overall time limit of twenty-four (24) months (thirty-six months in the case of those major components as listed in the Specification) counted from the date of actual delivery of the Vessel.

2.       NOTICE OF DEFECTS

         The Buyer shall notify the Builder in writing of any defects for which claim is made under this guarantee as promptly as practical after discovery thereof. For purposes of this Article, notice to the Guarantee Engineer shall be deemed to be notice to the Builder. The Buyer's written notice shall describe the nature and extent of the defects. The Builder shall have no obligation for any defects, even if discovered prior to the expiry date of the said guarantee period, unless notice of such defects is received by the Builder not later than thirty (30) days after such expiry date.

         Notwithstanding the foregoing, in the case of defects which could only be discovered on dry docking of the Vessel the Builder will be liable under this guarantee in relation thereto if the Buyer gives notice thereof to the Builder as soon as possible after the first dry docking of the Vessel after delivery to the Buyer hereunder (whether or not such notice is given prior to the expiration of the said thirty day period) provided that such dry docking occurs within four (4) years after the delivery of the Vessel.

3.       REMEDY OF DEFECTS

         (a) The Builder shall remedy, at its expense, any defects, against which the Vessel is guaranteed under this Article, by making all necessary repairs or replacements.

         (b) In the event that the Buyer proposes to cause the necessary repairs or replacements to be made to the Vessel under its own direction, the Buyer shall first give the Builder notice in writing or by telecopy confirmed in writing of the time and place such repairs are intended to be made by it. Prior to commencement of such repair work, provided that the Vessel is not thereby delayed or her operation or working schedule is not thereby impaired, the Builder shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The Builder shall, in such case, promptly advise the Buyer by telecopy, after such examination has been completed, of its acceptance or rejection of the defects as covered by the guarantee herein provided. Upon the Builder's acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the Builder shall immediately pay to the Buyer the actual cost for such repairs or replacements. The Buyer shall use the normal diligence and business practices of a competent shipowner to minimize such cost of repairs or replacements.

                  The Builder shall also reimburse the Buyer for the travel costs charged to the Buyer by contractors carrying out guarantee works on board the Vessel, provided, however, that no such claim by the Buyer shall be paid unless the Buyer shall reasonably demonstrate that the works in question could not have been carried out by either (a) the Vessel's crew or
                  (b) a suitably qualified contractor carrying on business at the Vessel's location during the repairs.

                  In the event that it is necessary to forward the replacement for the defective part under the Builder's guarantee, the Builder shall forward same by sea, road or railfreight at its own expense. However, if the Buyer requires the part to be sent by air, the Buyer shall meet the difference in cost but shall be entitled to reimbursement from the Builder in circumstances in which the Buyer can reasonably demonstrate that provision of an immediate replacement was vital to the continued operation of the Vessel.

         (c) Any dispute under this Article shall be referred to arbitration in accordance of Article XIII hereof.

4.       EXTENT OF BUILDER'S RESPONSIBILITY

         (a) The liability of the Builder under this provision shall be limited to defects directly caused by defective design and/or material and/or workmanship as above provided. If the defect has led to damage to the Vessel or any part thereof, the repair obligation is limited to the repair or renewal of the defective part and/or of the Vessel's part or parts that has
                  (have) been damaged as a direct and immediate consequence of the defect.

         (b) The Builder shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above nor in any event shall the Builder be liable for any consequential damage or expense occasioned by any defect or for any loss of time in operating the Vessel or for any loss of time due to repair, or both, caused by any defect.

         (c) In no event shall there be any liability for defects in the Vessel, or any part or equipment thereof, caused by perils of the sea, rivers or navigation or normal wear and tear or fire or accidents at sea or elsewhere or by mismanagement, accidents, negligence, willful neglect, alteration or addition on the part of the Buyer, its employees or agents or any person other than employees or agents of the Builder, on or doing work on the Vessel, including the Vessel's officers, crew and passengers.

         (d) Likewise, the Builder shall not be liable for defects in the Vessel or any part or equipment thereof that are due to repairs which were made at the direction of the Buyer as hereinabove provided unless such repairs were made by the Builder or with the approval of the Builder.

5.       GUARANTEE ENGINEER

         The Builder shall appoint a Guarantee Engineer to serve on the Vessel as its representative for the full guarantee period unless otherwise agreed by the parties hereto. The Buyer will give reasonable consideration to requests of the Builder for earlier release of the Guarantee Engineer. The Buyer and its employees shall give the Guarantee Engineer full cooperation in carrying out his duties as the representative of the Builder on board the Vessel. The Buyer shall accord the Guarantee Engineer treatment comparable to the Vessel's Chief Engineer and shall provide him with a reasonable passenger cabin and subsistence at no cost to the Builder and/or the Guarantee Engineer.

         All other expenses for the Guarantee Engineer, including wages and traveling expenses, shall be for Builder's account.

         The Buyer shall be under no liability whatsoever to the Guarantee Engineer or the Builder for personal injuries, including death or loss or damage to the Guarantee Engineer's property unless the same shall have been caused by the negligence of the Buyer, its subcontractors or its employees or agents acting within the scope of their employment.

ARTICLE X - RESCISSION BY BUYER

1.       NOTICE

         The payments to be made by the Buyer prior to the delivery of the Vessel shall be in the nature of advances to the Builder. In the event that the Buyer shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the Buyer to do so, then the Buyer shall notify the Builder in writing, and such rescission shall be effective as of the date notice thereof is received by the Builder.

2.       REFUND BY BUILDER

         Thereupon the Builder shall within ten (10) days after receipt of such notice refund to the Buyer the full amount of all sums paid by the Buyer to the Builder on account of the Vessel, unless the Builder disputes the Buyer's rescission and proceeds to the arbitration under the provisions of Article XIII hereof within such ten (10) day period. Any such refund shall be sent by telegraphic transfer to the Buyer at a Bank to be designated by the Buyer.

         In such event the Builder shall also pay the Buyer interest at the rate of eight percent (8%) per annum on the amount required herein to be refunded to the Buyer, computed from the respective dates on which such sums were paid by the Buyer to the Builder to the date of remittance by transfer of such refund to the Buyer by the Builder. In addition, the Builder shall return all Buyer's Supplies to the Buyer or, to the extent not so returned, pay to the Buyer the original cost of such items.

3.       DISCHARGE OF OBLIGATIONS

         Upon such performance by the Builder of its obligations hereunder to the Buyer, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged, and such title to the Vessel as has been vested in the Buyer under the Transfer Agreement shall revert to the Builder, unless the rescission by the Buyer arose out of a willful breach of the Contract by the Builder.

ARTICLE XI - BUYER'S DEFAULT; BUILDER'S DEFAULT

1.       DEFINITION OF BUYER'S DEFAULT

         The Buyer shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

         (a) The Buyer fails to pay any of the First, Second, Third or Fourth Installments of the Contract Price to the Builder when such Installment becomes due and payable under the provisions of Article II hereof and fails to remedy such default within three (3) Banking Days of receipt of notice of such nonpayment from the Builder; or

         (b) The Buyer fails to take delivery of the Vessel, when the Vessel is duly tendered for delivery by the Builder under the provisions of Article VII hereof; or

         (c) The Buyer becomes or is declared, either by effective resolution of the Buyer or by order of any court of competent jurisdiction, insolvent or bankrupt; or

         (d) The Buyer files a voluntary petition, or an effective resolution is passed, for winding-up or dissolution of the Buyer, save for the purposes of amalgamation or reorganization not involving or arising out of insolvency, or the Buyer enters into an arrangement or composition with its creditors generally; or

         (e) A receiver, trustee or liquidator of the Buyer is appointed and such appointment is not terminated within thirty (30) days; or

         (f) Any bona fide petition for the winding-up of the Buyer is filed and not dismissed within thirty (30) days.

2.       INTEREST AND CHARGES

         If the Buyer is in default of payment as to any Installment as provided in Paragraph 1(a) of this Article, the Buyer shall pay interest on such Installment at the rate of eight percent (8%) per annum from the due date thereof to the date of payment to the Builder of the full amount including interest; in case the Buyer shall fail to take delivery of the Vessel as provided in paragraph 1(b) of this Article, the Buyer shall be deemed in default as regards the whole of the Fourth Installment of the Contract Price and shall pay interest thereon at the same rate as aforesaid from and including the day on which the Vessel is duly tendered for delivery by the Builder.

3.       EFFECT OF DEFAULT

         (a) If any default by the Buyer occurs as provided hereinbefore, the Delivery Date shall be automatically postponed for a period of continuance of such default by the Buyer provided, however, that if the Buyer cures such default within five (5) days, then no such postponement shall occur.

         (b) Except as set forth in Paragraph 3(c) of this Article, if any default by the Buyer continues for a period of thirty (30) days after notice of such default is given by the Builder to the Buyer in writing, the Builder may, at its option, rescind this Contract by giving notice of such effect to the Buyer by facsimile confirmed in writing. Upon receipt by the Buyer of such notice of rescission, this Contract shall forthwith become null and void and such title to the Vessel as shall have vested in the Buyer under the Transfer Agreement, together with any of the Buyer's Supplies which have become permanently affixed to the Vessel, shall revert to and become the sole property of the Builder and the Buyer shall return any Installment Guarantee to the Guarantor marked "Cancelled".

                  In the event of such rescission of this Contract, the Builder shall be entitled to retain any Installment or Installments theretofore paid by the Buyer to the Builder on account of this Contract to the extent of proven damages and losses including costs and expenses permitted by English law.

         (c) In the event that Kreditanstalt fur Wiederaufbau fails for any reason to make available the funds to pay the Fourth Installment of the Contract Price pursuant to the Credit Terms and the Buyer fails to pay the Fourth Installment to the Builder when due, then the Buyer and the Builder shall meet in good faith to attempt to resolve the situation to the mutual satisfaction of the Buyer and the Builder. In the event the Buyer and the Builder are unable to come to an agreement to resolve the situation within thirty (30) days, then either party may, upon written notice to the other party, rescind this Contract, whereupon the Builder and the Buyer shall enter into a joint venture for the sole purpose of finding a third party to whom the Vessel may be disposed in an attempt to realize the highest practical value for the Vessel. Upon entering into the joint venture, the Buyer will transfer to the Builder, at the Builder's expense, such title to the Vessel as shall have vested in the Buyer under the Transfer Agreement and return any Installment Guarantee to the Guarantor marked "Cancelled". All decisions to be made by such joint venture shall require the consent of both the Builder and the Buyer and the proceeds from the disposition of the Vessel shall be distributed 85% to the Builder and 15% to the Buyer. In the event the Buyer and the Builder are unable to mutually agree upon any decision required to be made by the joint venture, either party may refer the dispute to arbitration pursuant to Article XIII. Except as set forth in this Paragraph (c), neither party shall have any further obligations, duties or liabilities to the other party in the event of a rescission as set forth in this Paragraph (c).

         The term "Credit Terms" shall mean financing of 80% of the Contract Price over a term of 8 1/2 years, repayable in 17 semi-annual installments, in arrears, bearing interest at a market rate not to exceed 8% per annum and provided on an unsecured basis with no financial covenants.

4.       SALE OF VESSEL

         The following is applicable only in the case of a rescission effected pursuant to Paragraph 3 (b) above.

         (a) In the event rescission by the Builder of this Contract as provided in Article XI.3(b), the Builder shall have full right and power either to complete or not to complete the Vessel as it deems fit, and to sell the Vessel at public or private sale on such terms and conditions as the Builder thinks fit.

         (b) In the event of the sale of the Vessel in its completed state, the proceeds of the sale received by the Builder shall be applied firstly to payment of all proven damages and losses permitted by English law attending such sale, and then to payment of all unpaid Installments of the Contract Price and interest on such Installments at the rate of eight percent (8%) per annum from the respective due dates thereof to the date of application.

         (c) In the event of sale of the Vessel in its uncompleted state, the proceeds of sale received by the Builder shall be applied firstly to all proven damages and losses permitted by English law attending such sale, and then to payment of all costs of construction of the Vessel and compensation to the Builder for a loss of reasonable profit due to the rescission of this Contract together with the appropriate interest at the rate of eight percent (8%) per annum, less the Installments retained by the Builder.

         (d) In either of the above events of sale, if the proceeds of sale exceed the total of amounts to which such proceeds are to be applied as aforesaid, the Builder shall promptly pay the excess to the Buyer without interest.

         (e) If the proceeds of sale are insufficient to pay to the Builder such total amounts payable as aforesaid, the Buyer shall promptly pay the deficiency to the Builder upon request.

5.       DEFAULT BY BUILDER

         The Buyer shall be entitled but not bound to declare the Builder in default in any one of the following cases:

         (a) The Builder becomes or is declared, either by effective resolution of the Builder or by order of any court of competent jurisdiction, insolvent or bankrupt; or

         (b) The Builder files a voluntary petition, or an effective resolution is passed, for winding-up or dissolution of the Builder, save for the purposes of amalgamation or reorganization not involving or arising out of insolvency, or the Builder enters into an arrangement or composition with its creditors generally; or

         (c) A receiver, trustee or liquidator of the Builder is appointed and such appointment is not terminated within thirty (30) days; or

         (d) Any bona fide petition for the winding-up of the Builder is filed and not dismissed within thirty (30) days; or

         (e) Any of the circumstances set out in (a) - (d) above (inclusive) or anything analogous thereto arises under the laws of Germany; or

         (f) Any of the circumstances set out in (a) - (d) above (inclusive) or anything analogous thereto under the laws of the country of its incorporation or domicile arises in relation to any party providing an installment guarantee pursuant to Article II.4 hereof, and such guarantee is not replaced by another guarantee issued by another first class international bank or insurance company reasonably acceptable to the Buyer within thirty (30) days; or

         (g) The Builder, without prior written consent of the Buyer, removes the Vessel from the Shipyard or assigns, sub-lets or subcontracts performance of the whole or substantial part of its obligations, except as provided for in this Contract and the Specification; or

         (h) The Builder fails to comply with its obligations under the Transfer Agreement in any material way; or

         (i) The Builder fails, without due cause, to proceed with the construction of the Vessel in accordance with usual international shipbuilding standards such that in the Buyer's reasonable opinion she cannot be delivered to the Buyer on or before Delivery Date and, after receipt of written notification from the Buyer, the Builder does not forthwith initiate appropriate corrective measures to cure such failure.

         Upon the occurrence of any of the above events and following the Buyer's declaration as aforesaid, the Buyer shall be entitled to exercise the following remedies (at its option):

         (a) to complete the Vessel in accordance with the Specification, and for this purpose to enter the Shipyard, to take possession of the Vessel in its then state of completion together with all other property transferred to the Buyer pursuant to the Transfer Agreement and Buyer's Supplies, and transfer the Vessel, all such other property and Buyer's Supplies to another shipyard to complete her. The Buyer shall also be entitled to exercise its rights under the subcontractor assignments referred to in the Transfer Agreement and to exercise its rights in the Expectancies therein defined. In such event, the reasonable expenses incurred by the Buyer in so completing the Vessel shall be deducted from, and go to reduce, the unpaid portion of the Contract Price (and, for the avoidance of doubt, any part of the Contract Price paid to the Builder's bank in in accordance with Clause 3.4 of the Bank Undertaking referred to in the Transfer Agreement shall be regarded as having been paid for this purpose). The balance, if any, of the unpaid portion of the Contract Price remaining after such reduction shall be paid by the Buyer to the Builder upon completion of the Vessel and the placement of the Vessel in the Buyer's service. In the event that any such costs and expenses cannot be offset in this manner against the unpaid portion of the Contract Price, then the Builder shall pay such remaining amount upon the completion of the Vessel and the placement of the Vessel in the Buyer's service out of the Installments of the Contract Price previously paid to the Builder by the Buyer under this Contract; or (then or at any time thereafter)

         (b) to rescind this Contract, in which event the Builder shall make immediate refundment by the Builder of all previously paid installments of the Contract Price, together with interest thereon at the rate of eight percent (8%) per annum from the date of payment by the Buyer, and upon such repayment, such title to the Vessel as shall have vested in the Buyer pursuant to the Transfer Agreement shall revert to the Builder, and the Builder may freely dispose of the Vessel free of claim by the Buyer of any sort; provided, however, that the Builder shall additionally pay the Buyer the costs of the Buyer's Supplies delivered by the Buyer to the Shipyard for inclusion in the Vessel.

ARTICLE XII - BUILDER'S INSURANCE

         The following provisions of this Article XII shall apply notwithstanding the transfer of title to, and ownership of, the Vessel to the Buyer under the Transfer Agreement.

1.       EXTENT OF BUILDER'S INSURANCE COVERAGE

         From the date on which erection of the Vessel is commenced in the building dock until the Vessel is delivered to and accepted by the Buyer, the Builder shall, at its own cost and expense, keep the Vessel and all Buyer's Supplies delivered to the Builder insured under Builder's Risk Policies, in accordance with the ILU "Institute Clauses for Builders Risks" with first-class insurance companies. From the date of her launching, the Vessel shall also be insured for war risks in accordance with the ILU "Institute Clauses for Builders Risks". A copy of the Builder's broker's cover notes evidencing such coverages shall be provided by the Builder to the Buyer within twenty (20) days of the commencement of keel-laying of the Vessel.

         The amount of such insurance shall not be less than (a) the value from time to time of the Buyer's Supplies delivered to the Builder and (b) the Contract Price, which latter element shall be increased to one hundred and ten percent (110%) of the Contract Price at the latest three (3) months before the scheduled date of delivery. The additional 10% shall be covered as owner's interest.

         The policies referred to herein shall be taken out in the joint names of the Builder and the Buyer as their respective interests may appear, with no liability of the Buyer for any premiums, and all losses under such policies shall be payable to the Builder and the Buyer as their respective interests may appear.

2.       APPLICATION OF RECOVERED AMOUNTS

         PARTIAL LOSSES

         Should the Vessel be damaged prior to delivery to the Buyer and such does not constitute an actual or constructive total loss of the Vessel under the insurance policies thereon, the Builder shall apply any amount recovered under the insurance policies to the repair of such damage, satisfactory to the Classification Society and the Buyer's Representatives, without remarks, exceptions or recommendations.

         TOTAL LOSS

         In the event that the Vessel is agreed by the Underwriters subscribing to the Builder's policies of insurance to be an actual or constructive total loss, the Builder may decide either:

         (i) Proceed in accordance with the terms of this Contract, in which event the amount recovered under the said insurance cover shall be applied to the reconstruction and/or repair of the Vessel, provided the parties hereto shall first have agreed in writing as to such reasonable postponement of the Delivery Date as may be reasonably necessary for the completion of such reconstruction and/or repair; or

         (ii) Refund immediately to the Buyer the aggregate of (1) all Installments paid to the Builder under this Contract and (2) interest thereon at eight per cent (8%) from the date of payment to the date of refundment. The Builder shall also pay to the Buyer a sum equivalent to the value at the date of the loss of any Buyer's

                  Supplies delivered to the Builder. Upon payment in full as aforesaid this Contract shall be deemed to be at an end on the basis that all rights, duties, liabilities and obligations of each of the parties towards the other shall terminate immediately.

         The Builder will, unless agreed by the Buyer, exercise the first alternative unless it is unable to do so as a result of capacity restrictions resulting from other fixed commitments.

3.       TERMINATION OF BUILDER'S OBLIGATION TO INSURE

         The Builder's obligation to insure the Vessel hereunder shall cease and terminate forthwith upon delivery and acceptance thereof by the Buyer.

ARTICLE XIII - DISPUTE AND ARBITRATION

1.       TECHNICAL DISPUTES

         Should any dispute of a technical nature arise between the parties hereto it may, by mutual agreement, be referred to the decision of the Classification Society (or such other third party as the parties hereto shall mutually agree) which shall act in determining such dispute as an expert (rather than an arbitrator) and whose views in relation to that dispute shall be binding upon the parties hereto.

2.       OTHER DISPUTES

         All other disputes arising in connection with the interpretation and the performance of this Contract which cannot be amicably resolved shall be referred to arbitration under the Rules applicable at the time of commencement of the arbitration proceedings of the London Maritime Arbitrators' Association in London, which rules shall apply subject to the provisions of this Article XIII.2.

         Unless the parties agree, within seven (7) days from the receipt of the notice to arbitrate by the other party, upon arbitration before a sole arbitrator and on his identity, the dispute shall be settled by a panel of three arbitrators, with one arbitrator to be appointed by each party within a further period of seven (7) days. The arbitrators so appointed shall within seven (7) days from the later of their appointments appoint the third arbitrator, failing which the third arbitrator shall be appointed within a further period of seven (7) days by the Secretary for the time being of the London Maritime Arbitrators' Association. The third arbitrator shall act as the Chairman of the panel. If either party fails to



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


         appoint an arbitrator as aforementioned, the appointment shall be made by the Secretary for the time being of the London Maritime Arbitrators' Association within seven (7) days from any such request by the other party.

         If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall, within seven (7) days from notice having been received by the other party of the refusal or incapacity respectively appoint a new arbitrator in his place. If no new arbitrator has been appointed within that seven day period, he shall be appointed by the Secretary for the time being of the London Maritime Arbitrators' Association within seven (7) days from any such request by the other party.

         The arbitrator or arbitrators shall have the power to award costs.

         The decision or award of the arbitrators shall be final and binding upon both parties, the parties waiving in advance and in any case the right of appeal against decision or award.

         Judgment on any decision or award may be entered in any court of competent jurisdiction.

         In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the Vessel, the award may include any postponement of the Delivery Date which the arbitration tribunal may deem appropriate to reflect any delay caused by such reference.

ARTICLE XIV - RIGHT OF ASSIGNMENT

1.       ASSIGNMENT OF BENEFITS

         The Buyer may (a) transfer its rights and obligations under this Contract to another Royal Caribbean Cruises Ltd. subsidiary or affiliate upon condition that the Buyer guarantees the obligations of such transferee hereunder in a manner reasonably satisfactory to the Builder or (b) assign the benefit, but not obligations, of this Contract to any bank or financial institution involved in the provision of finance for the Vessel's purchase by the Buyer.

         Neither of the parties hereto may otherwise assign this Contract without the prior written consent thereto of the other party.



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


         This Contract shall inure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

ARTICLE XV - TAXES AND DUTIES

1.       TAXES AND DUTIES IN GERMANY, ETC.

         The Builder shall bear and pay all taxes, duties and similar impositions imposed in Germany, and in the country in which the Vessel is delivered to the Buyer, in connection with execution and/or performance of this Contract.

2.       TAXES AND DUTIES OUTSIDE GERMANY, ETC.

         The Buyer shall bear and pay all taxes, duties and similar impositions imposed outside Germany, or the country in which the Vessel is delivered to the Buyer, in connection with execution and/or performance of this Contract other than those imposed upon machinery, equipment and supplies (other than Buyer's Supplies) purchased in connection with the construction of the Vessel.

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.       PATENTS, TRADEMARKS AND COPYRIGHTS ETC.

         For a period of fifteen (15) years from the delivery of the Vessel, the Builder shall defend any claim, suit or proceeding brought against the Buyer alleging that any design, process, device, apparatus, plans or specifications or the method of construction employed by the Builder hereunder or the tools or implements used by the Builder in the performance of this Contract constitutes an infringement of any patent, trademark or copyright. The Builder shall compensate the Buyer for any security provided to release the Vessel from any arrest brought in pursuance of such a claim and shall indemnify and save the Buyer harmless from any judgment rendered against the Buyer or the Vessel as a result of such claim and the costs and expenses to be incurred by the Buyer in resisting the same.

         The Buyer shall promptly notify the Builder in writing of any such claim, suit or proceeding and shall take steps, at Builder's expense to defend against such claim and permit the Builder to control the conduct and settlement of such claim, suit or proceeding provided, however, that no settlement shall be entered into without the Buyer's consent which purports to acknowledge on the Buyer's behalf the validity of any patent, trademark or copyright. The Buyer shall provide information and assistance to the Builder, as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceeding and shall cooperate with Builder in limiting the effects of such claim. The Buyer shall be entitled to participate in the conduct and settlement of such claim, suit or proceeding through its selected representatives and attorneys.

         The Builder's indemnity hereinabove does not extend to Buyers Supplies provided to the Builder in accordance with Article XVII below.

2.       DESIGN OF VESSEL

         All Intellectual Property Rights in the design of the Vessel in as far as the Builder has rights to such Intellectual Property Rights shall belong to the Buyer and the Builder shall sign any documents as are necessary or desirable to evidence Buyer's ownership of the Intellectual Property Rights.

         "Intellectual Property Rights" means all patents, registered trade marks, trade and business names, copyrights, design rights and registered designs, know-how and all applications for patents and trade marks and registered designs and all other forms of protection of a similar nature which may subsist in any part of the world for the full term of such rights including any extensions and renewals.

ARTICLE XVII - BUYER'S SUPPLIES

1.       RESPONSIBILITY OF BUYER

         (a) The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the items to be furnished by the Buyer as specified in the Specification (herein called the "Buyer's Supplies") on board the Vessel or at a warehouse or other storage area of the Shipyard in the proper condition ready for installation in or on the Vessel, in accordance with the time schedule designated by the Builder, provided that the Builder shall give to the Buyer adequate prior notice of the schedule. Each shipment of Buyer's Supplies shall be identified as such and shall be plainly marked with the Hull number of the Vessel.

         (b) In order to facilitate installation by the Builder of the Buyer's Supplies in or on the Vessel, the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the applicable



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


                  rules and regulations. The Buyer, if reasonably requested by the Builder, shall, without any charge to the Builder, cause the representatives of the manufacturers of the Buyer's Supplies to advise the Builder on installation thereof in or on the Vessel or to make repairs to or adjustments thereof at the Shipyard.

         (c) Any and all of the Buyer's Supplies shall be subject to the Builder's reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the Buyer, the Builder may repair or adjust the Buyer's Supplies without prejudice to the Builder's other rights hereunder and without being responsible for any consequences therefrom. In such case, the Buyer shall reimburse the Builder for all costs and expenses incurred by the Builder in such repair or adjustment. The Buyer shall bear the expenses of any manufacturer's representatives for Buyer's Supplies.

         (d) Should the Buyer fail to deliver any of the Buyer's Supplies within the time designated, and such delay results in delay of the construction of the Vessel, the Delivery Date shall be automatically extended for a period of such delay in construction.

                  If delay in the delivery of any of the Buyer's Supplies exceeds thirty (30) days beyond the time designated, then the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel, without prejudice to the Builder's other rights as hereinabove provided, and the Buyer shall accept and take delivery of the Vessel so construed.

2.       RESPONSIBILITY OF THE BUILDER

         The Builder, at its own cost and expense, shall be responsible for storing and handling the Buyer's Supplies with reasonable care after delivery thereof at the Shipyard, and shall install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided always that the Builder shall not be responsible for quality, efficiency and/or performance of any of the Buyer's Supplies. The Builder shall, however, be responsible for proper installation of the Buyer's Supplies by the Builder or its subcontractors, unless otherwise expressly agreed.

         All Buyer's Supplies shall be identified as soon as reasonably possible after such equipment has been delivered to the Shipyard by being plainly marked either with the Hull number or other appropriate markings or symbols or identification.



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


ARTICLE XVIII - NOTICES

1.       ADDRESSES

         Any and all notices and communications in connection with this Contract shall be in writing addressed as follows (or such other address as either party may from time to time notify the other party);

         To the Buyer:

              Royal Caribbean Cruises Ltd.
              1050 Caribbean Way
              Miami, Florida 33132

              Attention:  Richard D. Fain
                          Chairman and Chief Executive Officer
                          Fax# 305-372 0441

              Copy to:  Michael J. Smith
                        General Counsel
                        Fax# 305-539 0562

         To the Builder:

              Jos. L. Meyer GmbH & Co.
              Industriegebiet Sud
              D-26871 Papenburg
              Germany

              Attention:  Mr. Bernard Meyer
                          Managing Owner
                          Fax# 011-49-4961-81-300

              Copy to:  Mr. Peter Motikat
                        Fax# 011-49-4961-81-300

         Any and all notices and communications in connection with this Contract shall be written in the English language and shall be effective upon receipt in person or by fax at the above locations.



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


ARTICLE XIX - INTERPRETATION

1.       LAW APPLICABLE

         The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof (other than the Transfer Agreement) shall be governed by the laws of England.

2.       DISCREPANCIES

         All general language or requirements embodied in the Specification are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. The Specification and the General Arrangement Plan are also intended to explain each other, and anything shown on the General Arrangement Plan and not stipulated in the Specification or stipulated in the Specification and not shown on the General Arrangement Plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specification and the General Arrangement Plan, the Specification shall prevail and govern.

3.       ENTIRE AGREEMENT

         This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.       LANGUAGE

         Any and all notices, communications and correspondence in connection with this Contract shall be in the English language.

5.       EFFECTIVENESS

         This Contract shall become effective immediately and the Effective Date hereof shall be the date of execution hereof by the parties.

ARTICLE XX - RIGHT OF CANCELLATION

The Buyer may, at its sole option to be exercised in its unfettered discretion, terminate this Contract upon notice to the Builder on or before January 31, 1999,



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whereupon neither party shall have any obligations or liabilities to the other party hereunder.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be duly executed in two original copies, on the date first above written.


ROYAL CARIBBEAN CRUISES LTD.                           JOS. L. MEYER GMBH & CO.

By: /s/ Richard D. Fain                                By: /s/ Bernard Meyer
    -------------------                                    --------------------
     Richard D. Fain                                       Bernard Meyer
     Chairman and Chief                                    Managing Partner
       Executive Officer



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


                                                                     Appendix A


                         Form of Installment Guarantee


Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL 33132

Dear Sirs:

Reference is made to the Contract for Construction and Sale of Hull No. S-656 dated as of ___ April 1998 (the "Contract") between Royal Caribbean
Cruises Ltd. (the "Buyer") and Jos. L. Meyer GmbH & Co. (the "Builder").

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the undersigned, referred to herein as the "Guarantor", hereby unconditionally and irrevocably guarantees the due and prompt repayment to the Buyer of the ____________ Installment under the Contract, amounting to US$17,500,000 (Seventeen Million Five Hundred Thousand United States Dollars), together with interest thereon as specified in the Contract, (such ____________ Installment plus interest being referred to herein as the "Obligations"), upon receipt by the Guarantor of a certificate executed on behalf of the Buyer stating the event giving rise to the demand and the amount due and setting forth the method of calculation provided, however, that in the event the Builder is engaged in arbitration to dispute the Buyer's right to receive a refund of such Installment, the Guarantor shall not be required to pay the Obligations to the Buyer until the Buyer's right to receive a refund of such Installment has been established in such arbitration.

The Guarantor's liability under this Guarantee shall be unconditional and shall not be discharged or impaired by any event other than payment in full of the Obligations to the Buyer, including, but not limited to (a) any granting of time or other indulgence to the Builder or any other failure by the Buyer to pursue collection of the amounts guaranteed from the Builder or any other party; (b) any amendment or other modification of the Contract; (c) the existence or validity of any other security taken by the Buyer in relation to the Contract or any enforcement of, failure to enforce or the release of any such security; (d) any insolvency, bankruptcy, reorganization, dissolution or similar events affecting the Builder.



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


Any discharge of the obligations of the Guarantor under this Guarantee as a result of the repayment of the Obligations to the Buyer shall be deemed to be made subject to the condition that it will be void if any payment which the Buyer may receive or has received is set aside or proves invalid for whatever reason.

This Guarantee is continuing security and is in addition to and not in substitution for any other security which the Buyer may now or hereafter hold for the obligations of the Builder under or in connection with the Contract and may be called and/or enforced without the Buyer first having recourse to the Builder or any other security party.

All payments to be made by or on behalf of the Guarantor to the Buyer pursuant to this Guarantee shall be made (a) without any set-off, counterclaim or condition whatsoever and (b) free and clear of and without deduction for or on account of, any present or future taxes unless the Guarantor is required by law or regulation to make any such payment subject to any taxes in which event the Guarantor shall pay such increased amount as will ensure that the Buyer receives, after the deduction, a net amount equal to the gross amount which it would otherwise have received.

The Guarantor will on demand reimburse the Buyer for all costs and expenses incurred by the Buyer in preserving or enforcing its rights under this Guarantee after the making of a demand by the Buyer.

This Guarantee shall expire upon the earlier of (i) the payment in full by the Guarantor to the Buyer of the Obligations and any other amounts owing hereunder, (ii) the execution by the Buyer and the Builder of the Protocol of Delivery and Acceptance under the Contract or (iii) the valid rescission of the Contract by the Buyer in accordance with Article XI.3 thereof, whereupon the Buyer will return this Guarantee to the Guarantor marked "Cancelled".

The terms of this Guarantee shall be governed by and construed in accordance with English law and the Guarantor submits to the exclusive jurisdiction of the English Courts in connection with any claim hereunder.



                                      45